Exhibit 99.1

        Crimson Exploration Inc. Announces Third Quarter Results for 2005

    HOUSTON--(BUSINESS WIRE)--Nov. 14, 2005--Crimson Exploration Inc. (OTCBB:CXPI) today announced financial and operational results for the third quarter of 2005.

    Summary Third Quarter 2005 Financial Results

    Revenues increased to $4.7 million in the third quarter of 2005, a 67% increase over the 2004 quarter, due to a 29% increase in sales volumes and a 29% increase in our average realized price, both of which are quantified below.
    Cash flow from operations for the third quarter of 2005, exclusive of changes in working capital, increased to $2,160,100 a 308% increase over the 2004 quarter. Crimson reported a net loss for the 2005 quarter of $2,188,900 or $(.08) per share, compared to a net loss of $4,906,000, or $(.27) per share, for the 2004 third quarter. Excluding the accrual of unrealized mark-to-market exposure under our oil and gas hedging instruments, income taxes and dividends on preferred stock we would have reported operating income of $1,292,400 for the third quarter of 2005 as compared to a loss of $2,918,900 for the third quarter of 2004.

    Selected Financial and Operating Data

    The following table reflects certain comparative financial and operating data for the three and nine month periods ending September 30, 2005 and 2004:


                            Three Months            Nine Months
                        Ended September 30,     Ended September 30,
                         2005        2004        2005        2004
                      ------------------------------------------------
Total Volumes Sold:
   Crude oil (barrels)     46,034      40,733     138,513     127,530
   Natural gas (mcf)      390,890     272,611   1,155,562     756,614
   Natural gas
    equivalents (Mcfe)    667,094     517,009   1,986,640   1,521,794
                      ------------------------------------------------

                      ------------------------------------------------
Daily Sales Volumes:
   Crude oil (barrels)        500         443         507         467
   Natural gas (mcf)        4,249       2,963       4,233       2,771
   Natural gas
    equivalents (Mcfe)      7,251       5,620       7,277       5,574
                      ------------------------------------------------

                      ------------------------------------------------
Average oil sales
 price (per bbl):
   Average price
    received in field      $59.47      $41.47      $52.45      $36.26
   Realized effects of
    hedging
    instruments            (20.89)      (8.75)     (15.21)      (5.98)
   Net realized price,
    after hedging           38.58       32.72       37.24       30.28

   Average basis
    differential
    (NYMEX - WTI)          $(3.44)     $(2.28)     $(2.95)     $(2.68)
                      ------------------------------------------------

                      ------------------------------------------------
Average gas sales
 price (per mcf):
   Average price
    received in field       $8.81       $5.79       $7.26       $5.74
   Realized effects of
    hedging
    instruments             (1.35)       (.35)       (.74)       (.52)
   Net realized price,
    after hedging            7.46        5.44        6.52        5.22

   Average basis
    differential
    (Houston Ship
    Channel)                 $.42        $.09        $.30        $.09
                      ------------------------------------------------

                      ------------------------------------------------
Selected Costs (per
 Mcfe):
   Lease operating
    expenses                 2.25        2.22        2.15        2.46
   Depreciation and
    depletion expense        1.29        1.02        1.18         .92
   General and
    administrative
    expense                  1.46        1.10        1.27         .95
   Interest                   .07        2.00         .63        1.95
                      ------------------------------------------------

                      ------------------------------------------------
Cash provided by
 (used in) operating
 activities, exclusive
 of changes in
 working capital       $2,160,127    $528,976  $4,711,795     $(5,742)
                      ------------------------------------------------

                      ------------------------------------------------
Capital expenditures
    Exploratory          $546,750          $-  $2,877,921          $-
    Development         1,693,244   2,239,029   5,018,274   3,124,442
    Other                 121,897      89,829     943,345     225,653
                      ------------------------------------------------
                       $2,361,891  $2,328,858  $8,839,540  $3,350,095
                      ------------------------------------------------
Earnings per Common
 Share
    Basic                   $(.08)      $(.27)      $(.22)       $.22
    Fully Diluted           $(.08)      $(.27)      $(.22)       $.14
                      ------------------------------------------------


    Lease Operating Expenses. Overall, lease operating expenses increased 30% from $1,149,800 in the 2004 quarter to $1,500,300 in 2005. The increase was due to higher production taxes from higher revenues, increased expenses related to well repairs, equipment rentals and salt water disposal and higher vendor prices.
    On a per unit basis, expenses increased from $2.22 per Mcfe in 2004 to $2.25 per Mcfe in 2005. This increase in per unit lifting cost was due to the higher aforementioned costs and the production shut-in due to Hurricane Rita. For the nine-month periods, per unit costs declined from $2.46 Mcfe in 2004 to $2.15 per Mcfe in 2005.
    Depreciation, Depletion and Amortization (DD&A). DD&A increased 64% from $526,300 in the 2004 quarter to $862,400 in 2005 due to higher production volumes, and from an increase in the DD&A rate per unit from $1.02 per Mcfe in the 2004 quarter to $1.29 per Mcfe in 2005. For the nine-month periods, the DD&A rate per unit increased from $.92 per Mcfe in 2004 to $1.18 per Mcfe in 2005, due primarily to the higher development costs incurred in the 2005 development and workover program.
    General and Administrative (G&A) Expenses. Our G&A expenses increased 71% from $568,400 in the 2004 quarter to $973,100 in 2005 due to the 2005 additions to our management team to carry out our growth plan. On a per unit basis, expenses increased from $1.10 per Mcfe in 2004 to $1.48 per Mcfe in 2005 for the third quarters and from $.95 to $1.27 per Mcfe for the nine-month periods.
    Interest Expense. Interest expense decreased 96% from $1,036,600 in the 2004 quarter to $44,800 in 2005, primarily due to the retirement of debt associated with our February 2005 recapitalization.

    Non-GAAP Financial Measures

    Crimson also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operational activities to net cash flow from operations, exclusive of working capital items:



                             Three Months            Nine Months
                           Ended September 30,    Ended September 30,
                           2005        2004        2005       2004
                        ----------- ----------- ----------- ----------
  Net Cash provided by
   (used in )
   operational
   activities           $2,480,269  $1,289,489  $1,949,882  $(734,396)
  Changes in working
   capital:
  Accounts receivable      714,448    (403,386)  1,725,094     46,077
  Prepaid expenses         104,883     143,861     197,095     85,415
  Accounts payable and
   accrues expenses     (1,139,473)   (500,988)    839,724    597,162
                        ----------- ----------- ----------- ----------
  Net cash flow from
   operations,
   exclusive of working
   capital items        $2,160,127    $528,976  $4,711,795    $(5,742)
                        =========== =========== =========== ==========



                       CRIMSON EXPLORATION INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                         September 30,   December 31,
ASSETS                                       2005            2004
                                          (Unaudited)     (Audited)
                                        --------------- --------------
Total current assets                        $4,092,611     $2,214,542
Net property and equipment                  56,446,011     50,123,316
Total other assets                           5,312,665      5,538,306
                                        --------------- --------------
Total Assets                               $65,851,287    $57,876,164
                                        =============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                   $9,373,972    $37,249,217
Total non-current liabilities                1,580,571      1,950,304
Derivative instruments                       1,721,571              -
Total stockholders' equity                  53,175,173     18,676,643
                                        --------------- --------------
Total Liabilities & Stockholders'
 Equity                                    $65,851,287    $57,876,164
                                        =============== ==============



                       CRIMSON EXPLORATION INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                          Three Months              Nine Months
                       Ended September 30,      Ended September 30,
                        2005         2004         2005        2004
                    ------------ ------------------------- -----------

OPERATING REVENUES
  Oil and gas sales  $4,692,410   $2,816,386  $12,694,321  $7,811,373
  Operating
   overhead and
   other income          43,887      (13,440)      99,349      65,568
                    ------------ ------------ ------------ -----------
      Total
       operating
       revenues       4,736,297    2,802,946   12,793,670   7,876,941
                    ------------ ------------ ------------ -----------

OPERATING EXPENSES
  Lease operating
   expenses           1,500,328    1,149,771    4,266,190   3,749,027
  Depreciation,
   depletion and
   amortization         862,423      526,277    2,353,432   1,402,522
  Dry holes,
   abandoned
   property and
   impaired assets            -            -      391,339           -
  Accretion expense      19,161       16,287       57,483      57,003
  General and
   administrative       973,062      568,439    2,526,191   1,442,072
                    ------------ ------------ ------------ -----------
       Total
        operating
        expenses      3,354,974    2,260,774    9,594,635   6,650,624
                    ------------ ------------ ------------ -----------

INCOME (LOSS) FROM
 OPERATIONS           1,381,323      542,172    3,199,035   1,226,317
                    ------------ ------------ ------------ -----------

OTHER INCOME AND
 EXPENSE
  Interest expense      (44,758)  (1,036,591)  (1,261,358) (2,971,368)
  Other financing
   costs                (11,825)    (532,728)  (1,921,984)   (901,998)
  Loss from equity
   in investments       (32,756)           -      (68,915)
  Gain (loss) on
   sale of assets           415   (1,891,707)     (38,501) (2,118,516)
  Unrealized gain
   (loss) on
   derivative
   instruments       (3,319,955)  (1,862,729)  (4,714,661) (3,013,131)
  Abandoned
   property                   -            -            -    (326,512)
  Forgiveness of
   debt                       -            -            -  12,475,612
                    ------------ ------------ ------------ -----------
    Total other
     income and
     expense         (3,408,879)  (5,323,755)  (8,005,419)  3,144,087
                    ------------ ------------ ------------ -----------

INCOME (LOSS)
 BEFORE INCOME
 TAXES               (2,027,556)  (4,781,583)  (4,806,384)  4,370,404

INCOME TAXES            773,133            -    1,622,935
                    ------------ ------------ ------------ -----------

NET INCOME (LOSS)    (1,254,423)  (4,781,583)  (3,183,449)  4,370,404

DIVIDENDS ON
 PREFERRED STOCK       (934,499)    (124,375)  (2,632,280)    256,084
                    ------------ ------------ ------------ -----------
NET INCOME (LOSS)
 AVAILABLE TO
 COMMON
 SHAREHOLDERS       $(2,188,922) $(4,905,958) $(5,815,729) $4,114,320
                    ============ ============ ============ ===========

NET INCOME (LOSS)
 PER COMMON SHARE,

BASIC                     $(.08)       $(.27)       $(.22)       $.22
                    ============ ============ ============ ===========
DILUTED                   $(.08)       $(.27)       $(.22)       $.14
                    ============ ============ ============ ===========



    Operational Update
    Third Quarter

    Production

    Crimson produced an average of 4,249 mcf of natural gas and 500 barrels of crude oil per day, or 7,251 Mcfe per day of natural gas equivalents, in the third quarter of 2005. That compares to an average of 5,620 Mcfe per day in the third quarter of 2004 and 7,772 Mcfe per day in the second quarter of 2005. Production is higher in 2005 primarily due to the commencement of production from two wells in our Iola Field in east Texas in early 2005, from major workovers completed in our Grand Lake and Lacassine Fields in Louisiana over the last nine months and from the 30 workovers we completed and brought online in Texas this year. Production in the third quarter of 2005 was negatively impacted by the effects of Hurricane Rita which passed over our Grand Lake and Lacassine Fields on September 24, 2005. While physical damage to the wells and facilities was not significant, lost electrical power and damage to third-party storage and sales facilities in the area resulted in production being shut-in from September 21 through October 8th. Prior to the shut-in, those two fields were producing 4,300 Mcfe per day. As of the date of this release, those wells were back to 80% of pre-storm rates and after completing some final field work, we should be back to pre-storm rates by the end of November. Company-wide, we are now producing a daily average of 4,200 mcf of natural gas and 435 barrels of oil, or 6,800 Mcfe of natural gas equivalents, net to our interest. For the third quarter of 2005, approximately 51%, 41% and 8% of our daily production came from our Louisiana onshore, Texas onshore and Colorado DJ Basin properties, respectively.
    For the first nine months of 2005, we produced a daily average of 4,233 mcf of natural gas and 507 barrels of oil, or 7,277 Mcfe of natural gas equivalents, compared to 2,771 mcf of gas and 467 barrels of crude oil, or 5,574 Mcfe of natural gas equivalents for the first nine months of 2004. The reasons for the year to date increase in production are the same as that described for the third quarter.

    Capital Program

    During the third quarter of 2005, we completed 16 workovers on our existing properties, spending approximately $1.7 million and adding approximately 750 Mcfe of natural gas equivalents of production to our daily production profile. Details by major area are noted below. The increase in rate from workovers was partially offset by the shut-in of production due to Hurricane Rita and a decline in production from our new wells at Iola Field. We currently project that we will undertake another 15 to 25 workovers and recompletions through the end of 2005, spending an estimated $1.5 million on those projects.
    As discussed in our operations discussion for the second quarter, Crimson is currently participating for a non-operated 25% WI in the drilling of a development well within the Mustang Island 749 Field. The Mustang Island 749-L #2 was drilled to a total measured depth of 10,600' during the second quarter of 2005, and a completion attempt was made in the pre-drill objective. The completion of the well has been delayed by a lack of equipment availability resulting from Hurricane Rita, however, results to date are not encouraging as water has possibly encroached the objective reservoir from the field's previous downdip completions. An additional shallower zone may warrant testing pending the final results of the current zone. Final results are expected by the end of 2005. Crimson's total net exposure in this well is approximately $2.9 million, and if ultimately determined to be noncommercial, would be reflected in fourth quarter exploration expense. We currently anticipate that we will spend another $1.0 million during the year on drilling either proved undeveloped locations on our existing properties, or on other projects that we might participate in with other operators.

    A review of third quarter activity for each major area is as follows:

    Cameron Parish, LA (100% working interest; approximate 76% revenue interest)

    Third quarter 2005 production from our Lacassine and Grand Lake fields averaged 3,800 Mcfe per day of natural gas equivalents, compared to 2,815 Mcfe per day of equivalents in the third quarter of 2004 and 3,950 Mcfe per day of equivalents in the second quarter of 2005. We were shut-in the last 10 days of September due to Hurricane Rita; our rate, just prior to the hurricane was 4,300 Mcfepd from these two fields The production increases resulted from workover activity and facility enhancements in both fields during late 2004 and first half 2005. We have spent approximately $1.4 million in these 2 fields during 2005 and have another $1.5 million of additional recompletions and facility enhancements to perform in the next 3 to 5 months.

    Iola Field, Grimes County, TX (75% working interest; 53% revenue interest)

    During the third quarter of 2005, production from the Iola Field averaged 440 Mcfe per day of natural gas equivalents compared to 800 Mcfe per day of equivalents in the second quarter of 2005; the field was not producing in the third quarter of 2004. Flowing pressure on the wells dropped in the third quarter of 2005 and we are waiting on our pipeline purchaser to increase capacity in its low pressure gathering system in order to increase our production rates. Currently we are evaluating additional drilling opportunities in the area as well as means to increase production of the existing wells.

    D-J Basin wells, east of Denver, Colorado (74% working interest; 55% revenue interest)

    Third quarter 2005 production from our Colorado wells averaged 635 Mcfe per day of natural gas equivalents, compared to 700 Mcfe per day of equivalents in the third quarter of 2004 and 600 Mcfe per day of equivalents in the second quarter of 2005. We had originally identified 8 workovers and re-fracs to perform on our D-J basin acreage during 2005, at an estimated total cost of $600,000; however, we have been delayed in this effort by a lack of rig availability and just started these workovers in the third quarter. The workovers are designed primarily to add the J Sand natural gas zone to existing producing wells and/or to acid stimulate or "frac" the J Sand natural gas zones. In addition, we are planning to drill 2 J sand wells prior to the end of the year, at a cost of $400,000 each.

    East Texas and South Texas (90% to 100% working interest; 68% to 78% revenue interest)

    Third quarter 2005 production from our east and south Texas fields averaged 2,400 Mcfe per day of natural gas equivalents, compared to 2,100 Mcfe per day of equivalents in the third quarter of 2004 and 2,400 Mcfe per day of equivalents in the Second quarter of 2005. During 2005, we have completed and brought online 28 workovers at an approximate cost of $2,000,000. To date, these wells have added approximately 900 Mcfe per day of equivalent daily production. This production gain was partially offset by the loss of 375 Mcfepd in August at our Nelsonville field due to downhole problems. Our plan for the remainder of 2005 is to perform 15 to 20 more workovers and recompletions at an estimated cost of $1.0 million. In addition to restoring production in our Nelsonville field, the primary focus is in recompleting wells to new gas zones and optimizing artificial lift in oil completions.

    Teleconference Call

    Crimson Exploration management will hold a conference call to discuss the information described in this press release as well as the third quarter financial results on Wednesday, November 16, 2005 at 9:30 a.m. CDT. Those interested in participating may do so by calling the following phone number: 1-800-946-0786 (International 719-457-2662) and entering the following participation code 4852315. A replay of the call will be available from August 17, 2005 through August 24, 2005 by dialing toll free 1-888-203-1112 (International 719-457-0820) and entering conference ID 4852315.

    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 and our Form 10-Qs for the quarters ended June 30, 2005 and March 31, 2005 for a further discussion of these risks.

    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919